Exhibit 99j

Consent of Independent Registered Public Accounting Firm

As independent registered public accountants, we hereby consent to the use of our report incorporated by reference herein dated November 7, 2007 on the financial statements of TrendStar Investment Trust, comprising TrendStar Small-Cap Fund and TrendStar American Endeavor Fund, as of September 30, 2007 and for the periods indicated therein and to the references to our firm in the prospectus and the Statement of Additional Information in this Post-Effective Amendment to Registration Statement on Form N-1A of TrendStar Investment Trust (SEC File No. 811-21405 and 333-107192).

Cohen Fund Audit Services, Ltd.
Westlake, Ohio
January 28, 2008